patient safety technologies, inc.
Company Contact: Lynne Silverstein 310.895.7750	Investor Contact: Berkman Associates 310. 826.5051 info@BerkmanAssociates.com	1800 Century Park East Suite No 200 Los Angeles, CA 90067 310.895.7750 tel 310.895.7751 fax patientsafetytechnologies.com

Patient Safety Technologies’ Board Approves Restructuring Steps, Including Spin-off of Its Subsidiary, SurgiCount Medical

Thursday, October 5, 2006, 8:59 am ET

Company to Seek Suitable Acquisition Target as Part of Restructuring

LOS ANGELES, CA -- October 5, 2006 -- Patient Safety Technologies, Inc. (AMEX:PST) announced today that after exploring strategic alternatives for the Company and its wholly-owned subsidiary, SurgiCount Medical, Inc., the Board has approved a number of steps as part of an overall corporate restructuring. These actions are subject to a number of conditions and contingencies, including shareholder approval, regulatory filings and receipt of new financing. The following are the primary components of the restructuring that were approved by the Board:

•	Spin-off to PST shareholders of a majority interest in SurgiCount Medical, Inc., which will become a publicly traded company
•	New private placement of common stock by SurgiCount to fund future growth
•	Possible acquisition of another operating company by the Company
•	Resignation from the Company by CEO and Director Milton “Todd” Ault III, in order to assist the Company in implementing reorganization plan
•	Financial restructuring, including debt conversion

The Board has approved a spin-off by the Company of a majority interest in its wholly-owned subsidiary, SurgiCount Medical, Inc. The Company also intends to raise new equity capital on behalf of SurgiCount, and has already engaged an investment banking firm to assist SurgiCount in conducting a private placement of its stock. SurgiCount intends to file a registration statement with the Securities and Exchange Commission in connection with the spin-off and become a public reporting company, as well as seek a listing on a national securities exchange. The Company is currently exploring the structure of the proposed spin-off transaction in order to minimize the tax impact of the spin-off on the Company and its shareholders.

The Board has also approved management’s exploration of opportunities to complete an acquisition of another suitable operating company. In this regard, the Company is in discussions with a possible acquisition target and is authorized to enter into a letter of intent with the company to explore a possible transaction. The Company also intends to sell, liquidate or monetize its other assets and extinguish certain of its debts in preparation for a possible acquisition. The Company does not intend to publicly disclose further developments with respect to a possible acquisition transaction unless and until a definitive agreement is reached.

The Company also announced today that Milton “Todd” Ault III, the Company’s interim CEO, has resigned as Chief Executive Officer and as a Director of the Company. Mr. Ault was appointed interim CEO when Dr. Louis Glazer resigned as CEO in July 2006 for medical reasons. The Company’s Board of Director’s has appointed Lynne Silverstein, President of the Company, as PST’s new interim CEO. Ms. Silverstein will assist in closing out all outstanding legacy issues and preparing the Company for a possible acquisition, at which time a permanent CEO of the Company is expected to be appointed.

Further, as part of this restructuring, Ault Glazer Capital Partners LLC, one of the Company’s major creditors, has agreed in principle to convert its outstanding loans to the Company into equity, and convert two loans on properties owned by Automotive Services Group, PST’s wholly owned subsidiary, into PST common stock. This conversion, when completed, will eliminate approximately $3.3 Million of the Company’s existing debt, thereby significantly enhancing the Company’s Balance Sheet.

Separately, the Company has reached a settlement agreement with Winstar Global Media, Inc., relating to the Company’s $1 Million Note with Winstar, and is currently awaiting a New York Court to approve the terms of the settlement agreement, which is currently set for November 7. The settlement, whereby the existing liability was reduced to $750,000, provides that the Company abide by a payment schedule set forth in the agreement, and eliminates another $250,000 of debt, plus interest, of the Company.

About SurgiCount and the Safety-Sponge™ System

SurgiCount Medical's Safety-Sponge System works much like a grocery store check-out system. Every surgical sponge and towel is pre-labeled by the manufacturer with an individual and unique bar coded label, and a scanning counter is used to read and record the labels. No change is required in a hospital's established counting procedures: sponges are counted and recorded by the system at the beginning of the procedure and again as they are removed from the patient. For more information, visit www.surgicountmedical.com.

About Patient Safety Technologies, Inc.

Patient Safety Technologies, Inc. (PST) is a holding company that owns assets in various businesses. Its wholly-owned subsidiary, SurgiCount Medical, Inc., is a developer and manufacturer of patient safety products and services. For more information on Patient Safety Technologies, Inc., please contact the company directly at 310-895-7750, or by email at info@patientsafetytechnologies.com or www.patientsafetytechnologies.com.

Forward-Looking Statements

This press release contains certain forward-looking statements. These forward-looking statements can generally be identified as such because the context of the statement will include words such as Patient Safety Technologies plans, expects, should, believes, anticipates or words of similar import. Stockholders, potential investors and other readers are cautioned that these forward-looking statements are predictions based only on current information and expectations that are inherently subject to risks and uncertainties that could cause future events or results to differ materially from those set forth or implied by the forward-looking statements. Certain of those risks and uncertainties are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. These forward-looking statements are only made as of the date of this press release and Patient Safety Technologies does not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. As of the date of this release, no registration statement relating to the issuance or distribution of shares of Patient Safety Technologies or SurgiCount Medical has been filed with the Securities and Exchange Commission.

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